UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.           )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Iterum Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2019

Dear Iterum Therapeutics plc Shareholder,

You are cordially invited to attend our Annual General Meeting of Shareholders to be held at 25-28 North Wall Quay, Dublin 1, Ireland on Thursday, June 13, 2019 at 3:00 p.m., Irish time (10:00 a.m., Eastern Time). The enclosed notice of Annual General Meeting of Shareholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the proxy statement.  Our board of directors unanimously recommends a vote “FOR” Proposals 1 and 2, as set forth in the proxy statement.

We look forward to seeing you at the meeting.

Sincerely,

Corey N. Fishman
President and Chief Executive Officer

This proxy statement, the enclosed proxy card, our 2018 annual report to shareholders and our Irish Statutory Financial Statements for the fiscal year ended December 31, 2018 were first made available to shareholders on or about April 25, 2019.

ITERUM THERAPEUTICS PLC

Block 2 Floor 3 Harcourt Centre

Harcourt Street

Dublin 2

Ireland

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on Thursday, June 13, 2019

The 2019 Annual General Meeting of Shareholders (the “AGM”) of Iterum Therapeutics plc, an Irish public limited company (the “Company”), will be held on June 13, 2019, beginning at 3:00 p.m. Irish time (10:00 a.m., Eastern Time), at 25-28 North Wall Quay, Dublin 1, Ireland, to consider and act upon the following matters:

1.	To elect, by separate resolutions, the two nominees for Class I directors named herein, each to serve for a three-year term expiring at the 2022 annual general meeting of shareholders.
2.

To ratify, in a non-binding vote, the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2019, and to authorize the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration.

3.

To receive and consider the Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2018 and the reports of the directors and auditors thereon, and to review the affairs of the Company.

4.	To conduct any other business properly brought before the AGM or any adjournment or postponement thereof.

Proposals 1 and 2 above are ordinary resolutions requiring a simple majority of the votes cast at the meeting to be approved. All proposals are more fully described in this proxy statement. There is no requirement under Irish law that the Company's Irish Statutory Financial Statements for the fiscal year ended December 31, 2018, or the directors' and auditor's reports thereon, be approved by the shareholders, and no such approval will be sought at the AGM.

Shareholders of record at the close of business on April 15, 2019 will be entitled to notice of and to vote at the AGM or any adjournment or postponement thereof.

By order of the Board of Directors,

Louise Barrett
Secretary

Dublin, Ireland

April 25, 2019

i

YOU MAY OBTAIN ADMISSION TO THE AGM BY IDENTIFYING YOURSELF AT THE AGM AS A SHAREHOLDER AS OF THE RECORD DATE. IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON APRIL 15, 2019 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU EXPECT TO ATTEND THE AGM, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE PROVIDED ENVELOPE, TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE AGM. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

A SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE AGM IS ENTITLED, USING THE PROXY CARD PROVIDED (OR IN THE FORM IN SECTION 184 OF THE IRISH COMPANIES ACT 2014), TO APPOINT ONE OR MORE PROXIES TO ATTEND, SPEAK AND VOTE INSTEAD OF HIM OR HER AT THE AGM. A PROXY NEED NOT BE A SHAREHOLDER OF RECORD.

ii

iii

ITERUM THERAPEUTICS PLC

Block 2 Floor 3 Harcourt Centre

Harcourt Street

Dublin 2

Ireland

PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on Thursday, June 13, 2019 AT 25-28 NORTH WALL QUAY, DUBLIN 1, IRELAND

Important Notice Regarding the Availability of Proxy Materials

for the Annual General Meeting of Shareholders

to be held on June 13, 2019

This proxy statement, our 2018 annual report to shareholders and our Irish Statutory Financial Statements for the year ended December 31, 2018 are available at www.envisionreports.com/ITRM for viewing, downloading and printing.

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, and our Irish Statutory Financial Statements for the year ended December 31, 2018 will be furnished without charge to any shareholder upon written or oral request to the Company at Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland, Attention: Secretary, Telephone: +353 1 9038354.

Instead of mailing a printed copy of our proxy materials to all of our shareholders, we provide access to these materials via the Internet.  This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders.  Accordingly, on or about April 25, 2019 we will mail a Notice of Internet Availability of Proxy Materials, or Notice, to our shareholders (other than those who previously requested electronic or paper delivery of proxy materials), directing shareholders to a website where they can access our proxy materials, including this proxy statement, our 2018 annual report to shareholders and our Irish Statutory Financial Statements for the year ended December 31, 2018, and view instructions on how to vote via the Internet or by telephone.  If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

information ABOUT THE annual general meeting and voting

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the "board of directors" or the "board") of Iterum Therapeutics plc (the "Company", "Iterum", "we" or "us") for use at the 2019 Annual General Meeting of Shareholders (the "AGM") to be held on June 13, 2019, beginning at 3:00 p.m., Irish time (10:00 a.m., Eastern Time), at the offices of A&L Goodbody at 25-28 North Wall Quay, Dublin 1, Ireland, and at any adjournment or postponement thereof. On April 15, 2019, the record date for the determination of shareholders entitled to vote at the AGM, there were issued, outstanding and entitled to vote an aggregate of 14,369,218 of our ordinary shares, par value $0.01 per share ("ordinary shares"). Each ordinary share entitles the record holder thereof to one vote on each of the matters to be voted on at the AGM.

Your vote is important no matter how many shares you own.    Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

If you are the "record holder" of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:

(1)

You may vote over the Internet.    You may vote your shares by following the "Online" instructions on the enclosed proxy card. If you vote over the Internet, you do not need to vote by telephone or complete and mail your proxy card. The internet voting facilities for eligible shareholders of record will close at 6:00 a.m., Irish time (1:00 a.m., Eastern Time), the day of the AGM.

(2)

You may vote by telephone.    You may vote your shares by following the "Phone" instructions on the enclosed proxy card. If you vote by telephone, you do not need to vote over the Internet or complete and mail your proxy card. If you vote by telephone, your use of that telephone system, and specifically the entry of your pin number/other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act 2014, of each of Corey N. Fishman, Judith M. Matthews and David G. Kelly as your proxy to vote your shares on your behalf in accordance with your telephone instructions. The telephone voting facilities for eligible shareholders of record will close at 6:00 a.m., Irish time (1:00 a.m., Eastern Time), the day of the AGM.

(3)

You may vote by mail.    If you received (or requested and received) a printed copy of the proxy materials, you vote by completing, dating and signing the proxy card provided to you and promptly mailing it in the provided postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone. We must receive the completed proxy card by 5:00 p.m., Irish time (12:00 p.m., Eastern Time), on June 12, 2019.

(4)	You may vote in person. If you attend the AGM, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the AGM. Ballots will be available at the AGM.

All proxies that are executed and delivered by mail or in person or are otherwise submitted over the Internet or by telephone will be voted on the matters set forth in the accompanying Notice of Annual General Meeting of Shareholders in accordance with the shareholders' instructions. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the board of directors' recommendations on such proposals as set forth in this proxy statement. All proxies will be forwarded to the Company's registered office electronically.

After you have submitted a proxy, you may still change your vote and revoke your proxy prior to the AGM by doing any one of the following things:

•

submitting a new proxy by following the "Online" or " Phone" instructions on the enclosed proxy card at a date later than your previous vote but prior to the voting deadline (which is 6:00 a.m., Irish time (1:00 a.m., Eastern Time), the day of the AGM);

•

signing another proxy card and either arranging for delivery of that proxy card by mail to the registered office of the Company prior to the start of the AGM, or by delivering that signed proxy card in person at the AGM;

•	giving our Secretary a written notice before or at the AGM that you want to revoke your proxy; or
•	voting in person at the AGM.

Your attendance at the AGM alone will not revoke your proxy.

If the shares you own are held in "street name" by a bank, broker or other nominee record holder, which we collectively refer to in this proxy statement as "brokerage firms," your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange, or NYSE, the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you.   Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items but will not be allowed to vote your shares with respect to certain “non-discretionary” items.  The ratification of the appointment of KPMG as our independent registered public accounting firm and the authorization of the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration (Proposal 2) is a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instruction from you, so long as it holds your shares in its name.  The election of the Class I directors (Proposal 1) is a “non-discretionary” item, meaning that if you do not instruct your brokerage firm on how to vote with respect to Proposal 1, your brokerage firm will not vote with respect to that proposal and your shares will be counted as “broker non-votes”.  “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates in its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 15, 2019) to be admitted to the AGM. To be able to vote your shares held in street name at the AGM, you will need to obtain a proxy card from the holder of record.

Votes Required

The holders of a majority of our ordinary shares issued and outstanding and entitled to vote at the AGM will constitute a quorum for the transaction of business at the AGM. Ordinary shares represented in person or by proxy (including “broker non-votes” (as described above) and shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the AGM. The following votes are required for approval of the proposals being presented at the AGM:

Proposal 1: To elect the Class I directors.    The affirmative vote of the holders of ordinary shares representing a majority of the votes cast on the matter and voting affirmatively or negatively is required for the election of a director nominee.

Proposal 2: To ratify, in a non-binding vote, the appointment of KPMG to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2019 and to authorize the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration.  The affirmative vote of the holders of ordinary shares representing a majority of the votes cast on the matter and voting affirmatively or negatively is required for the ratification of the appointment of KPMG as our independent registered public accounting firm for the current fiscal year and to authorize the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration.

Shares that abstain from voting as to a particular matter and shares held in “street name” by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote as to a particular matter will not be counted as votes in favor of such matter and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

share ownership of certain beneficial owners and management

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of March 31, 2019 by:

(a)	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares;
(b)	each of our named executive officers;
(c)	each of our directors; and
(d)	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including share options that are exercisable within 60 days of March 31, 2019. Our ordinary shares issuable pursuant to share options are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all ordinary shares shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act of 1933, as amended.  Percentage ownership is based on 14,367,441 ordinary shares outstanding on March 31, 2019.  Except as otherwise set forth below, the address of the beneficial owner is c/o Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Principal Shareholders:
Entities affiliated with Advent Life Sciences LLP (1)	868,161	6.0%
Entities affiliated with Arix Bioscience Holdings Limited (2)	1,089,903	7.6%
Entities affiliated with Canaan X, L.P. (3)	1,733,170	12.1%
Entities affiliated with Frazier Healthcare VII, L.P. (4)	1,538,316	10.7%
Entities affiliated with New Leaf Ventures III, L.P. (5)	1,456,303	10.1%
Entities affiliated with Pivotal bioVenture Partners Fund I, L.P. (6)	945,086	6.6%
Entities affiliated with Sofinnova Venture Partners IX, L.P. (7)	1,726,514	12.0%

Named Executive Officers and Directors:
Corey N. Fishman (8)	299,008	2.1%
Michael W. Dunne, M.D. (9)	185,176	1.3%
Judith M. Matthews (10)	67,047	*
Brenton K. Ahrens (11)	6,154	*
Mark Chin (2) (12)	1,096,057	7.6%
Paul R. Edick (13)	34,682	*
James I. Healy, M.D., Ph.D. (7) (14)	1,732,668	12.1%
Patrick J. Heron (4) (15)	1,544,470	10.7%
Ronald M. Hunt (5) (16)	1,467,544	10.2%
David G. Kelly (17)	27,717	*
Shahzad Malik, M.D. (18)	879,402	6.1%
All current executive officers and directors as a group (11 persons) (19)	7,339,925	51.1%

*	Less than one percent.

(1)

Consists of 868,161 shares reported as beneficially owned by Advent Life Sciences LLP, Advent Life Sciences Fund II LP and Shahzad Malik, M.D., of which each such reporting person reports sole voting power with respect to zero shares, shared voting power with respect to 868,161 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 868,161 shares. Advent Life Sciences LLP is the general partner of Advent Life Sciences Fund II LP. Dr. Malik, a member of our board of directors, is a general partner of Advent Life Sciences LLP. The address for each of the reporting persons is 158-160 North Gower Street, London, NW1 2ND, United Kingdom. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13D that was filed with the SEC on June 11, 2018.

(2)

Consists of 1,089,903 shares beneficially owned by Arix Bioscience Plc and Arix Bioscience Holdings Limited, of which each such entity reports sole voting power with respect to zero shares, shared voting power with respect to 1,089,903 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 1,089,903 shares. The shares are held directly by Arix Bioscience Holdings Limited. Mr. Chin, a member of our board of directors, is an investment director of Arix Bioscience Holdings Limited. The address for each of the reporting persons is 20 Berkeley Square, Mayfair, London W1J 6EQ, United Kingdom.

(3)

Consists of 1,733,170 shares reported as beneficially owned by Canaan X L.P. and Canaan Partners X LLC, of which each such entity reports sole voting power with respect to 1,733,170 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 1,733,170 shares and shared dispositive power with respect to zero shares. The shares are directly held by Canaan X L.P. Canaan Partners X LLC is the general partner of Canaan X L.P. and may be deemed to beneficially own the shares held by Canaan X L.P. Brenton K. Ahrens, Stephen M. Bloch, Daniel T. Ciporin, Wende S. Hutton, Maha S. Ibrahim, Deepak Kamra, Nina Kjellson, Guy M. Russo, Timothy Shannon and Hrach Simonian are the managing members of Canaan Partners X LLC. Investment, voting and dispositive decisions with respect to the shares held by Canaan X L.P. are made by the managers of Canaan Partners X LLC, collectively. Mr. Ahrens, a member of our board of directors, is a managing member of Canaan Partners X LLC. No manager or member of Canaan Partners X LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act) of any shares held by Canaan X L.P. The address for each of the reporting persons is 285 Riverside Avenue, Suite 250, Westport, Connecticut 06880. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13G that was filed with the SEC on February 6, 2019.

(4)

Consists of (a) 1,197,161 shares reported as beneficially owned by Frazier Healthcare VII, L.P., of which such entity reports sole voting power with respect to zero shares, shared voting power with respect to 1,197,161 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 1,197,161 shares, and (b) 341,155 shares held directly by Frazier Healthcare VII-A, L.P. of which such entity reports sole voting power with respect to zero shares, shared voting power with respect to 341,155 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 341,155 shares. The general partner of Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. is FHM VII, L.P., a Delaware limited partnership, and the general partner of FHM VII, L.P. is FHM VII, L.L.C., a Delaware limited liability company, each of which are reported as the beneficial owner of 1,538,316 shares, of which each such entity reports sole voting power with respect to zero shares, shared voting power with respect to 1,538,316 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 1,538,316 shares. Mr. Heron, a member of our board of directors, Alan Frazier, Nader Naini, Nathan Every, Brian Morfitt, and James Topper are members of FHM VII, L.L.C. and may be deemed to share voting and investment power with respect to the shares held by FHM VII, L.L.C. The address for each of the reporting persons is c/o Frazier Healthcare Partners, 601 Union Street, Suite 3200, Seattle WA 98101. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13D that was filed with the SEC on June 8, 2018.

(5)

Consists of (a) 1,071,688 shares reported as beneficially owned by New Leaf Venture III, L.P. (“NLV-III”), New Leaf Venture Associates III, L.P. (“NLVA-III LP”) and New Leaf Venture Management III, L.L.C. (“NLVM-III LLC”), of which each such entity reports sole voting power with respect to 1,071,688 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 1,071,688 shares and shared dispositive power with respect to zero shares, and (b) 384,615 shares held by New Leaf Biopharma Opportunities II, L.P. (“NBPO-II”), New Leaf BPO Associates II, L.P. (“NBPO-IIA”) and New Leaf BPO Management II, L.L.C. (“NBPO-IIM”), of which each such entity reports sole voting power with respect to 384,615 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 384,615 shares and shared dispositive power with respect to zero shares.  NLVA-III LP is the general partner of NLV-III and NLVM-III LLC is the general partner of NLVA-III LP. NBPO-IIA is the general partner of NBPO-II and NBPO-IIM is the general partner of NBPO-IIA. Mr. Hunt, a member of our board of directors, Vijay K. Lathi, and Liam Ratcliffe are individual managers of NLVM-III LLC. Mr. Hunt, Vijay K. Lathi, Liam Ratcliffe and Isaac Manke are individual managers of NPBO-IIM.  The address for each of the reporting persons other than Vijay K. Lathi is Times Square Tower, 7 Times Square, Suite 3502, New York, NY 10036. The address for Vijay K. Lathi is New Leaf Venture Partners, 1200 Park Place, Suite 300, San Mateo, CA 94043. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13D that was filed with the SEC on June 11, 2018.

(6)

Consists of 945,086 shares reported as beneficially owned by Pivotal bioVenture Partners Fund I, L.P., Pivotal bioVenture Partners Fund I G.P., L.P. and Pivotal bioVenture Partners Fund I U.G.P., Ltd., of which each such entity reports sole voting power with respect to zero shares, shared voting power with respect to 945,086 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 945,086 shares. The shares are held directly by Pivotal bioVenture Partners Fund I, L.P. Pivotal bioVenture Partners Fund I G.P., L.P. is the general partner of Pivotal bioVenture Partners Fund I, L.P. and Pivotal bioVenture Partners Fund I U.G.P., Ltd is the general partner of Pivotal bioVenture Partners Fund I, G.P., L.P. The board of directors of Pivotal bioVenture Partners Fund I U.G.P., Ltd retains ultimate voting and investment control and power over the shares owned by Pivotal bioVenture Partners Fund I, L.P. The address for each of the reporting persons is 1700 Owens Street, Suite 595, San Francisco, CA 94158. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13G that was filed with the SEC on December 24, 2018.

(7)

Consists of 1,726,514 shares reported as beneficially owned by Sofinnova Venture Partners IX, L.P. (“SVP IX”), Sofinnova Management IX, L.L.C. (“SM IX”), Dr. Michael F. Powell, Dr. James I. Healy and Dr. Anand Mehra, of which SVP IX and SM IX report sole voting power, shared voting power, sole dispositive power and shared dispositive power with respect to 1,726,514 shares, and Dr. Michael F. Powell, Dr. James I. Healy and Dr. Anand Mehra report sole voting power with respect to zero shares, shared voting power with respect to 1,726,514 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 1,726,514 shares. SM IX is the general partner of SVP IX. Each of Dr. Healy, a member of our board of directors, Anand Mehra and Michael Powell is a managing member of SM IX and may, along with SM IX, be deemed to have shared voting and dispositive power over the shares owned by SVP IX. The address for each of the reporting persons is c/o Sofinnova Ventures, 3000 Sand Hill Road, Bldg. 4, Suite 250, Menlo Park, CA 94025. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13G that was filed with the SEC on June 11, 2018.

(8)	Consists of (a) 239,953 shares held directly by Mr. Fishman, and (b) 59,055 shares issuable to Mr. Fishman pursuant to share options exercisable within 60 days of March 31, 2019.
(9)	Consists of (a) 147,958 shares held directly by Dr. Dunne, and (b) 37,218 shares issuable to Dr. Dunne pursuant to share options exercisable within 60 days of March 31, 2019.
(10)	Consists of (a) 56,130 shares held directly by Ms. Matthews, and (b) 10,917 shares issuable to Ms. Matthews pursuant to share options exercisable within 60 days of March 31, 2019.
(11)	Consists of 6,154 shares issuable to Mr. Ahrens pursuant to restricted stock units which vest within 60 days of March 31, 2019.
(12)	Includes 6,154 shares issuable to Mr. Chin pursuant to restricted stock units which vest within 60 days of March 31, 2019.
(13)

Consists of (a) 25,236 shares held directly by Mr. Edick, (b) 3,292 shares issuable to Mr. Edick pursuant to share options exercisable within 60 days of March 31, 2019, and (c) 6,154 shares issuable to Mr. Edick pursuant to share awards which vest with 60 days of March 31, 2019.

(14)	Includes 6,154 shares issuable to Dr. Healy pursuant to restricted stock units which vest within 60 days of March 31, 2019.
(15)	Includes 6,154 shares issuable to Mr. Heron pursuant to restricted stock units which vest within 60 days of March 31, 2019.
(16)	Includes 11,241 shares issuable to Mr. Hunt pursuant to share options exercisable within 60 days of March 31, 2019.
(17)

Consists of (a) 19,548 shares held directly by Mr. Kelly, (b) 2,015 shares issuable to Mr. Kelly pursuant to share options exercisable within 60 days of March 31, 2019, and (c) 6,154 shares issuable to Mr. Kelly pursuant to restricted stock units which vest within 60 days of March 31, 2019.

(18)	Includes 11,241 shares issuable to Dr. Malik pursuant to share options exercisable within 60 days of March 31, 2019.
(19)

Consists of (a) 7,168,022 shares held by the current directors and executive officers, (b) 134,979 shares issuable to the current directors and executive officers pursuant to share options exercisable within 60 days of March 31, 2019, and (c) 36,924 shares issuable to current directors and executive officers pursuant to restricted stock units which vest within 60 days of March 31, 2019.

management and CORPORATE GOVERNANCE matters

Board of Directors

Our business and affairs are managed under the direction of our board of directors.  Our articles of association provide that the number of directors shall not be less than two (2) or more than thirteen (13), with the exact number to be determined by the board.  Our board currently consists of nine (9) members divided among three classes with staggered three-year terms as follows:

(1)	Class I, whose members are Mark Chin, Paul R. Edick and David G. Kelly. The terms of the Class I directors will expire at the AGM;
(2)	Class II, whose members are Patrick J. Heron, Shahzad Malik, M.D. and Brenton K. Ahrens. The terms of the Class II directors will expire at our 2020 annual meeting of shareholders; and
(3)	Class III, whose members are Corey N. Fishman, James I. Healy, M.D., Ph.D., and Ronald M. Hunt. The terms of the Class III directors will expire at our 2021 annual meeting of shareholders.

On March 20, 2019, our board of directors accepted the recommendation of the nominating and corporate governance committee and voted to nominate Mark Chin and David G. Kelly for election at the AGM for a term of three years to serve until the 2022 annual meeting of shareholders subject to their earlier death, resignation, retirement, disqualification or removal. The nominating and corporate governance committee chose not to recommend the remaining Class I member, whose term will expire at the AGM, for re-election due to future commitments outside of our Company.

Continuing Members of and Current Members who are Nominated for Election to our Board of Directors

Set forth below are the names of each continuing member of, and current member who is nominated for election to, our board of directors, their ages, their principal occupation and business experience for at least the past five years and the names of other public companies of which each director has served as a director during the past five years in each case as of March 31, 2019.  Additionally, set forth below is information about the specific experiences, qualifications, attributes or skills that led our board of directors to the conclusion on suitability of each person to serve as a director.

Name	Age	Position
Corey N. Fishman	54	Director, Chief Executive Officer
Brenton K. Ahrens(2)	56	Director
Mark Chin(1)(2)	37	Director
James I. Healy, M.D., Ph.D(1)	54	Director
Patrick J. Heron(3)	48	Director
Ronald M. Hunt(1)(3)	54	Director
David G. Kelly(2)(3)	58	Director
Shahzad Malik, M.D.(1)(3)	52	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.

Corey N. Fishman has served as our Chief Executive Officer and member of our board of directors since November 2015. From August 2010 to February 2015, Mr. Fishman served as chief operating officer of Durata Therapeutics, Inc., a pharmaceutical company acquired by Actavis plc, a pharmaceutical company, and he also served as chief financial officer of Durata Therapeutics, Inc., from June 2012 to February 2015. From 2008 to 2010, Mr. Fishman served as chief financial officer of GANIC Pharmaceuticals, Inc., a pharmaceutical company. From 2002 to 2008, Mr. Fishman served in a variety of roles at MedPointe Healthcare, Inc., a specialty pharmaceutical company acquired by Meda AB, including as chief financial officer from 2006 to 2008. Mr. Fishman currently serves as a member of the board of directors of Momenta Pharmaceuticals, Inc., a biotechnology company. Mr. Fishman holds a B.A. in economics from the University of Illinois at Urbana-Champaign and an M.S.M. in finance from the Krannert School of Management at Purdue University. We believe Mr. Fishman is qualified to serve on our board of directors due to his role as a founder of our Company, his deep knowledge of our Company and his extensive background in the pharmaceutical industry.

Brenton K. Ahrens has served as a member of our board of directors since November 2015. Since 1999, Mr. Ahrens has served as a general partner with Canaan Partners LLP, a venture capital firm. Prior to joining Canaan Partners, Mr. Ahrens worked in both commercial and technical roles at General Surgical Innovations, a biotechnology company, Ethicon (J&J), a medical device company, and IAP Research, an engineering company. Mr. Ahrens previously served on the board of directors of Durata Therapeutics, Inc., and continues to serve on a number of other private pharmaceutical and healthcare company boards. Mr. Ahrens holds a B.S. and an M.S. in mechanical engineering from the University of Dayton and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe Mr. Ahrens is qualified to serve on our board of directors due to his investment experience, including service on the boards of directors of other healthcare companies.

Mark Chin has served as a member of our board of directors since May 2017. Since August 2016, Mr. Chin has served as an investment manager at Arix Bioscience plc, a life science investment company. From September 2012 to July 2016, Mr. Chin served as a principal at Longitude Capital LLC, a healthcare venture capital firm. From January 2011 to September 2012, Mr. Chin served as a consultant with the Boston Consulting Group. Mr. Chin currently serves on the board of Harpoon Therapeutics, Inc., a clinical-stage immunotherapy company.  Mr. Chin has a B.S. in management science from the University of California at San Diego, an M.B.A. from the Wharton School at the University of Pennsylvania and an M.S. in biotechnology from the University of Pennsylvania. We believe Mr. Chin is qualified to serve on our board of directors due to his investment experience in biotechnology and medical technology industries.

James I. Healy, M.D., Ph.D. has served as a member of our board of directors since November 2015. Dr. Healy has been a general partner at Sofinnova Ventures, Inc. since 2000. Prior to this, Dr. Healy held positions at Bayer Healthcare Pharmaceuticals Inc., a pharmaceutical company, and Sanderling Ventures, an investment firm focussing on investment in biomedical companies. Dr. Healy is currently on the board of directors of biopharmaceutical companies Ascendis Pharma A/S, Coherus BioSciences, Inc., ObsEva SA, Natera, Inc., NuCana plc, Y-Mabs Therapeutics, Inc., and several private companies. Previously, Dr. Healy served as a board member of Amarin Corporation plc, Auris Medical Holding AG, Anthera Pharmaceuticals, Inc., Durata Therapeutics Inc., Edge Therapeutics Inc., Hyperion Therapeutics, Inc., InterMune, Inc., KaloBios Pharmaceuticals, Inc., NextWave Pharmaceutics Inc., Cebix, Inc., Salveo Speciality Pharma, Inc., Movetis NV and on the boards of a number of private pharmaceutical and healthcare companies. Dr. Healy holds a B.A. in molecular biology and a B.A. in Scandinavian studies from the University of California at Berkeley and an M.D. and Ph.D. in immunology from Stanford University School of Medicine. We believe Dr. Healy is qualified to serve on our board of directors due to his medical training and his extensive experience in the biopharmaceutical industry, including as a venture capital investor and a member of the boards of directors of other biopharmaceutical companies.

Patrick J. Heron has served as a member of our board of directors since November 2015. Since 1999, Mr. Heron has served as a general partner with Frazier Healthcare Partners, a venture capital firm. Prior to joining Frazier Healthcare Partners, Mr. Heron worked at the management consulting firm McKinsey & Company. Before McKinsey, Mr. Heron held positions with Massachusetts General Hospital and biotechnology firm Cetus Corporation. Mr. Heron previously served on the boards of directors of pharmaceutical companies Tobira Therapeutics, Inc. and Collegium Pharmaceuticals, Inc. and continues to serve on the boards of directors of the following biotechnology companies, Imago BioSciences, Amunix Therapeutics, Silvergate Pharmaceutical, Inc., SutroVax, Inc., Arcutis, Inc., Passage Bio, Recida Therapeutics, Inc., and, Mirum Therapeutics. Mr. Heron holds a B.A. in political science from the University of North Carolina at Chapel Hill and received an M.B.A. from Harvard Business School. We believe Mr. Heron is qualified to serve on our board of directors due to his extensive business experience, his experience in investing, and his experience in the life sciences industry.

Ronald M. Hunt has served as a member of our board of directors since November 2015. Since 2005, Mr. Hunt has served as a managing director and member of New Leaf Venture Partners, L.L.C., a venture capital firm. Previously, Mr. Hunt served at the Sprout Group, a venture capital firm and was a consultant with consulting firms Coopers & Lybrand Consulting and The Health Care Group. Mr. Hunt also previously served in various sales and marketing positions at Johnson & Johnson and SmithKline Beecham Pharmaceuticals. Mr. Hunt currently serves as a board member of Harpoon Therapeutics, Inc., a clinical-stage immunotherapy company and medical device company, Neuronetics, Inc and on the boards of a number of private pharmaceutical and healthcare companies.  Mr. Hunt previously served on the board of directors of Durata Therapeutics, Inc., and Relypsa, Inc. Mr. Hunt holds a B.S. from Cornell University and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe Mr. Hunt is qualified to serve on our board of directors due to his investment experience, his experience in the pharmaceuticals industry and his service on the boards of directors of other biopharmaceutical companies.

David G. Kelly has served as a member of our board of directors since August 2016. Since September 2014, Mr. Kelly has served as the executive vice president, Ireland of Horizon Pharma, plc, a biopharmaceutical company.  Mr. Kelly served as managing director, Ireland of Horizon Pharma, plc until July 2018. From February 2012 to September 2014, Mr. Kelly served as chief financial officer of Vidara Therapeutics Inc., a pharmaceutical company. From May 2005 to January 2012, Mr. Kelly served as chief financial officer of AGI Therapeutics plc, a pharmaceutical company. Mr. Kelly also served as senior vice president, finance and planning of Warner Chilcott plc (formerly Galen Holdings plc), a pharmaceutical company listed on the London Stock Exchange (LSE). In addition, Mr. Kelly held roles at Elan Corporation, a pharmaceutical company, and KPMG.  Mr. Kelly holds a B.A. in economics from Trinity College, Dublin and is also a member of the Institute of Chartered Accountants in Ireland (ACA). We believe Mr. Kelly is qualified to serve on our board of directors due to his experience as a senior executive, particularly within the life science industry, including his experience in finance.

Shahzad Malik, M.D. has served as a member of our board of directors since May 2017. Since 1999, Dr. Malik has served as a general partner at Advent Life Sciences LLP, a venture capital firm. Prior to joining Advent, Dr. Malik spent six years practicing medicine before joining the London office of McKinsey & Company, a management consulting firm. Dr. Malik previously served on the boards of directors of Conatus Pharmaceuticals Inc., a pharmaceutical company, and Agenus Inc., a biotechnology company and continues to serve on the board of Versartis, Inc., a biopharmaceutical company, and Axonics Modulation Technologies, Inc., a medical technology company, as well as a number of other private pharmaceutical and healthcare company boards. Dr. Malik holds an M.A. from Oxford University and an M.D. from Cambridge University. He subsequently specialized in interventional cardiology while also pursuing research interests in heart muscle disorders both in the clinic and basic science laboratory. We believe Dr. Malik is qualified to serve on our board of directors due to his experience practicing medicine and his investment experience.

Non-Continuing Members and Former Members of our Board of Directors

Paul R. Edick has served as a member of our board of directors since November 2015 and currently serves on our compensation and nominating and corporate governance committees.  Mr. Edick’s tenure on our board of directors will end at the AGM. Mr. Edick currently serves as chairman and chief executive officer and a director of Xeris Pharmaceuticals, Inc., a biopharmaceutical company, and is chairman of the board of Milestone Pharmaceuticals Inc., a pharmaceutical company.

Robert Hopfner, Ph.D., served as a member of our board of directors from December 2017 to May 2018 and as a member of our audit committee from January 2018 to May 2018, when he stepped down as director in connection with the consummation of our initial public offering.

Composition of the Board of Directors and Meetings

As outlined above, our articles of association provide that the number of directors shall not be less than two (2) or more than thirteen (13), with the exact number to be determined by the board, currently nine (9).   Following the AGM, our board of directors will have one vacancy as Mr. Edick’s term will expire at the AGM and our board of directors is not nominating a different nominee to fill the vacancy in this election cycle.  The board seat will remain vacant until filled as described below.

Under the Irish Companies Act 2014, and notwithstanding anything contained in our articles of association or in any agreement between us and any director, our shareholders may, by an ordinary resolution, remove a director from office before the expiration of his term, at a meeting held on no less than 28 days' notice and at which the director is entitled to be heard.  Our articles of association also provide that the office of a director will be vacated in certain circumstances including if the director resigns his office by notice in writing or is requested to resign in writing by not less than a majority of the other directors.    Under our articles of association, our board of directors has the authority to appoint directors to the board either to fill a vacancy or as an additional director. If the board fills a vacancy, the director will hold this position as a director for a term that will coincide with the remaining term of the relevant class of director.

Board Determination of Independence

Applicable rules of The Nasdaq Stock Market, or Nasdaq, require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq rules require that within one year of the date of the completion of an initial public offering, all the members of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act.  Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In April 2019, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director.  Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Mr. Ahrens, Mr. Chin, Mr. Edick, Dr. Healy, Mr. Heron, Mr. Hunt, Mr. Kelly or Dr. Malik representing eight of our nine current directors, nor Dr. Hopfner, who served on our board of directors until May 2018, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605 (a) (2) of the Nasdaq Marketplace Rules.  Mr. Fishman is not an independent director under Rule 5605 (a) (2) because he is our President and Chief Executive Officer. Our board of directors has also determined that Messrs. Kelly, Ahrens and Chin, who comprise our audit committee, Messrs. Hunt, Chin and Edick and Drs. Healy and Malik, who comprise our compensation committee, and Messrs. Edick, Heron, Hunt and Kelly and Dr. Malik, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and Nasdaq. In making such determination, our board of directors considered the relationships that each such non-employee director has with our Company, including the transactions described below in “Certain Relationships and Related Party Transactions”,  and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our shares by each non-employee director as described above in “Share Ownership of Certain Beneficial Owners and Management”.

Meetings of the Board of Directors

Our board holds at least four regular meetings each year.  Directors are expected to attend all meetings of the board and any committees on which they serve.

Our articles of association provide that each director and the auditors are entitled to attend and speak at any general meetings of shareholder of the Company.  As permitted by Section 175 of the Irish Companies Act 2014 and our then current articles of association, prior to re-registration as a public limited company, we dispensed with the requirement to hold a physical annual general meeting of shareholders in 2018.

Our board of directors met six (6) times during 2018 and acted by written consent two (2) times.  During 2018, each of our directors attended at least 75% of the aggregated number of board meetings held during his or her term, and of the meetings held by all committees of the board on which he then served.

Board Leadership Structure

Paul R. Edick, an independent director under applicable Nasdaq rules, currently serves as chairman of our board.  Mr. Edick’s duties as chairman of the board include determining the frequency and length of board meetings, recommending when special meetings of the board should be held, preparing or approving the agenda for each board meeting, chairing meetings of the board and of our independent directors, meeting with any director who is not adequately performing his or her duties as a member of the board or any committee of the board, facilitating communications between management and board of directors, and assisting with other corporate governance matters.  Our board of directors believes that separating the duties of the chairman of the board from the duties of our chief executive officer enhances the board’s oversight of, and independence from, management, while also allowing our chief executive officer to focus on our day-to-day business operations instead of board administration.

Mr. Edick’s term as director, and consequently as chairman of our board, will expire at the AGM.  We intend to appoint another independent chairman of the board in due course.  Mr. Brenton Ahrens, a current director on our board who is also an independent director under Nasdaq rules as described above, will fulfil this role in the interim.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board of directors.  The charters for each of these committees are available on our website at www.iterumtx.com.

Audit Committee

Our audit committee consists of David G. Kelly (Chairman), Brenton K. Ahrens and Mark Chin. The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	recommending a qualified firm to serve as the independent registered public accounting firm to audit our financial statements to the board of directors;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	reviewing, upon completion of the audit, the Irish Statutory Financial Statements proposed to be filed with our annual return at the Irish Companies Registration Office;
•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related party transactions;
•

coordinating the board of directors’ oversight of our internal controls over financial reporting, including discussing with management and the independent registered public accounting firm the integrity of our financial reporting processes and internal controls; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

The chairperson of our audit committee is Mr. Kelly. Our board of directors has determined that Mr. Kelly is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee has the requisite financial expertise required under the applicable requirements of the Nasdaq Global Market. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Our audit committee met eight (8) times in 2018.

Compensation Committee

Our compensation committee consists of Ronald M. Hunt (Chairman), Mark Chin, Paul R. Edick, James I. Healy, M.D., Ph.D., and Shahzad Malik, M.D. The chairperson of our compensation committee is Mr. Hunt. Mr. Edick, whose term as director will expire at the AGM, will also cease to be a member of our compensation committee after the AGM.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•	reviewing and recommending to our board of directors the compensation of our directors;
•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;
•	administering our share and equity incentive plans and delegating authority to subcommittees;
•	selecting independent compensation consultants, legal counsel or other advisors;

•

reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers; and

•	reviewing and making recommendations to our board of directors regarding incentive compensation and equity plans.

Our compensation committee met three (3) times and acted by written consent once in 2018.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Paul R. Edick (Chairman), Patrick J. Heron, Ronald M. Hunt, David G. Kelly and Shahzad Malik, M.D. The chairperson of our nominating and corporate governance committee is Mr. Edick.  Mr. Edick, whose term as director will expire at the AGM, will also cease to be a member of our nominating and corporate governance committee after the AGM.  A new chairman of the nominating and corporate governance committee will be appointed following expiration of Mr. Edick’s term.

Specific responsibilities of our nominating and corporate governance committee include:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;
•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;
•	administering the process outlined in our articles of association concerning shareholder nominations for director candidates;
•	reviewing developments in corporate governance practices;
•	overseeing and reviewing our processes and procedures to provide information to our board of directors and its committees;
•	overseeing succession planning for senior executives; and
•	reviewing and recommending to our board of directors any amendments to our corporate governance policies.

Our nominating and corporate governance committee did not meet during 2018.

Board Processes

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees.  Our management is responsible for risk management on a day-to-day basis.  The role of our board and its committees is to oversee the risk management activities of management.  They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.  In general, our board oversees risk management activities relating to business strategy, acquisitions, capital raising and allocation, organizational structure and certain operations risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our nominating and corporate governance committee oversees risk management activities relating to board composition; and our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning.  Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.  In addition, since risk issues often overlap, committees from time to time request that the full board discuss such risks.

Director Nomination Process

Generally, the board will be responsible for nominating directors for election to the board by the Company’s shareholders at the annual meeting of shareholders and the persons to be elected by the board to fill any vacancies on the board. The nominating and corporate governance committee is responsible for identifying, reviewing and evaluating and recommending to the board candidates to serve as directors of the Company, in accordance with its charter and consistent with the criteria set by the board in our corporate governance guidelines described below under “Corporate Governance Guidelines”.  In making such recommendations, the nominating and corporate governance committee shall consider candidates proposed by the Company’s shareholders and shall review and evaluate information available to it regarding such candidates and shall apply the same criteria and shall follow substantially the same process in considering them, as it does in considering other candidates.    Shareholders may nominate individuals as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the shareholder or group of shareholders making the nomination, including the number of ordinary shares owned by such shareholder or group of shareholders, in writing to the nominating and governance committee, c/o Secretary, Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland.    The nominating and corporate governance committee will evaluate shareholder-recommended candidates by following substantially the same process outlined above.

The nominating and corporate governance committee shall also administer the process outlined in our articles of association concerning shareholder nominations for director candidates.  Shareholders must follow the formal procedures described in our articles of association and in “Shareholder Proposals for 2020 Annual General Meeting of Shareholders” below in connection with any such nomination.

The nominating and corporate governance committee has not adopted a formal diversity policy but will consider issues of diversity among its members in identifying and considering nominees for director as well as age, skill and such other factors as it deems appropriate given the current needs of the board and the Company, to maintain a balance of knowledge, experience and capability.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interest of our Company and shareholders.  The guidelines provide that:

•	the core responsibility of our board is to provide oversight of, and strategic guidance to management;
•	the board will be composed of not less than a majority of independent directors, subject to any exceptions permitted by Nasdaq listing standards;
•	the independent directors of the board will meet periodically in executive session at least two times per year or such greater number as required by the Nasdaq listing standards;
•	board members have complete and open access to our management; and
•	the nominating and corporate governance committee will conduct an annual self-evaluation to determine whether the board and its committees are functioning effectively.

Copies of the Corporate Governance Guidelines are publicly available on our website at www.iterumtx.com.

Shareholder Communications to the Board of Directors

Shareholders who have questions or concerns should contact our Investor Relations department at +1 312 778 6073 or by email to IR@iterumtx.com.   Shareholders who wish to address questions regarding our business directly with the board of directors, or any individual director, should direct his or her questions in writing to Board of Directors c/o Secretary, Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2. Communications will be distributed to the board of directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.  Communications will be forwarded to other directors if they relate to substantive matters that the chairman of our board, in consultation with legal counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we receive repetitive or duplicative communications.

Compensation Committee Interlocks and Insider Participation

During 2018, the members of our compensation committee were Ronald M. Hunt (Chairman), Mark Chin, Paul R. Edick, James I. Healy, M.D., Ph.D., and Shahzad Malik, M.D.  No member of our compensation committee is, or has ever been, an officer or employee of our Company. None of our executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Executive Officers

The following table sets forth information regarding our executive officers as of March 31, 2019:

Name	Age	Position
Corey N. Fishman	54	Director, Chief Executive Officer
Michael W. Dunne, M.D.	59	Chief Scientific Officer
Judith M. Matthews	49	Chief Financial Officer

In additon to the biographical information for Mr. Fishman, which is set forth above under “Management and Corporate Governance Matters – Board of Directors”, set forth below is certain biographical information about Mr. Dunne and Ms. Matthews:

Michael W. Dunne, M.D. has served as our Chief Scientific Officer since November 2015. From November 2014 until September 2015,   Dr. Dunne was vice president research and development at Actavis. From September 2010 to October 2014, Dr. Dunne served as chief medical officer of Durata Therapeutics, Inc., where he previously served as acting chief medical officer on a consulting basis from December 2009 to September 2010. From 1992 to 2009, Dr. Dunne served in a variety of roles in connection with the clinical development of numerous infectious disease compounds at Pfizer Inc., a biopharmaceutical company, including as the vice president, therapeutic head of development for infectious disease from 2001 to 2009. Dr. Dunne holds a B.A. in economics from Northwestern University and an M.D. from the State University of New York Health Sciences Center. He completed his internal medicine residency and fellowships in infectious diseases and pulmonary medicine at Yale University School of Medicine.

Judith M. Matthews has served as our Chief Financial Officer since November 2015. From 2012 to February 2015, Ms. Matthews served as vice president of finance at Durata Therapeutics, Inc. From 2009 to 2012, Ms. Matthews served as head of financial planning & analysis at Bally Total Fitness Corporation, a fitness club chain. From 2004 to 2008, Ms. Matthews served as vice president of finance for the Sterno Group, a subsidiary of Blyth, Inc., a home products company. Ms. Matthews holds a B.A. in accounting from the University of Illinois at Urbana-Champaign and a Master of Management in finance and marketing from the Kellogg School of Management at Northwestern University.

executive officer and director compensation

The following discussion provides details of the compensation and other benefits paid by us and our subsidiaries to members of our board of directors and certain executives for services provided for the year ended December 31, 2018.

Executive and Director Compensation Processes

Our executive compensation program is administered by our compensation committee, subject to oversight by our board of directors.  Our compensation committee reviews our executive compensation practices on an annual basis and approves, or recommends for approval by the board, the compensation of the Company’s executives.

Our compensation committee periodically reviews and makes recommendations to the board of directors with respect to director compensation.

In 2019, at the direction of our compensation committee, our Company retained Frederic W. Cook & Co., Inc, or FW Cook, as an independent compensation consultant to provide comparative data on executive compensation practices in our industry and to provide advice to the compensation committee in relation to our executive compensation program generally, including advice and recommendations on the amounts and forms of executive compensation.  FW Cook also provided advice in connection with the establishment of our non-employee director compensation policy described below under “Executive Officer and Director Compensation - Non-Employee Director Compensation Policy”, including advice and recommendations on the amounts and forms of director compensation.  While FW Cook  provides advice to the company and the compensation committee in relation to such compensation practices, the compensation committee ultimately makes its own decisions with regard to our executive and director compensation programs.

The compensation committee reviewed information regarding the independence and potential conflicts of interest of FW Cook, taking into account, among other things (i) the provision of other services to the Company by FW Cook; (ii) the amount of fees received by FW Cook from the Company as a percentage of its total revenue; (iii) FW Cook’s policies and procedures to prevent conflicts of interest; (iv) any business or personal relationships that FW Cook has with any member of the compensation committee; (v) any shares held by FW Cook in the Company; and (vi) any business or personal relationship FW Cook or FW Cook employees have with any executive officers of the Company.  Based on this review, the compensation commitee concluded that the engagement did not raise any conflict of interest.

Executive Officer Summary Compensation Table

The following table shows the total compensation paid or accrued during the last two fiscal years ended December 31, 2018 and 2017 to our President and Chief Executive Officer and our two next most highly compensated executive officers, Mr. Michael W. Dunne M.D., our Chief Scientific Officer, and Ms. Judith M. Matthews, our Chief Financial Officer:

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Corey N. Fishman	2018	$494,946	$953,529	$305,910	$2,622	$1,757,007
President and Chief Executive Officer	2017	420,000	122,694	210,000	2,208	754,902
Michael W. Dunne, M.D.	2018	377,606	595,957	166,551	4,902	1,145,016
Chief Scientific Officer	2017	367,500	78,078	154,350	3,741	603,669
Judith M. Matthews	2018	305,707	178,786	126,175	995	611,663
Chief Financial Officer	2017	236,250	22,038	59,063	788	318,139

(1)

The amounts reported do not reflect the amounts actually received by our executive officers. Instead, these amounts reflect the aggregate grant date fair value of each share option granted to our executive officers during 2017 and 2018, as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 718. Assumptions used in the calculation of these amounts may be found in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our executive officers who have received options will only realize compensation with regard to these options to the extent the trading price of our ordinary shares is greater than the exercise price of such options.

(2)

Amount represents cash bonuses earned for the 12-month periods from January 1, 2017 to December 31, 2017, and from January 1, 2018 to December 31, 2018 in accordance with a cash bonus progam.  Such bonuses earned during the year are typically paid in the following year.

(3)	Includes the dollar value of life insurance premiums paid by the Company for the benefit of such executive.

Narrative Disclosure to Executive Officer Summary Compensation Table

Base Salary

In 2018, we paid annualized base salaries of $494,946 to Mr. Fishman, $377,606 to Dr. Dunne and $305,707 to Ms. Matthews.  In 2017, we paid annualized base salaries of $420,000 to Mr. Fishman, $367,500 to Dr. Dunne and $236,250 to Ms. Matthews.

In January 2019, our compensation committee approved, consistent with the recommendations of the compensation committee’s independent compensation consultant, an increase to the base salaries of Mr. Fishman, Dr. Dunne and Ms. Matthews as follows: $552,150 for Mr. Fishman, $405,000 for Dr. Dunne and $357,000 for Ms. Matthews.

None of the named executive officers are currently party to any employment arrangements that provide for automatic or scheduled increases in base salary.

Non-Equity Incentive Plan Compensation

Our named executive officers participate in a cash bonus program which is tied to the achievement of strategic and corporate goals of the Company, which are approved annually by our compensation committee.   Our compensation committee determines the amount of these bonuses, if any, based on its assessment of the named executive officers’ performance and that of the Company against goals established annually.

Under their respective employment agreements, the annual target bonus for Mr. Fishman is 55% of his current base salary, the annual target bonus for Dr. Dunne is 40% of his current base salary and the annual target bonus for Ms. Matthews is 35% of her current base salary.

In January each year, our compensation committee reviews the accomplishments of the named executive officers as measured against the the previous year’s goals, whether each goal had been obtained and the relative weight that should be given to each goal in determining the cash bonus payment for that year.  Based on its review, the compensation committee recommended cash bonus payments of $305,910 to Mr. Fishman, $166,551 to Dr. Dunne and $126,175 to Ms. Matthews with respect to 2018.  With respect to 2017, the compensation committee recommended cash bonus payments of $210,000 to Mr. Fishman, $154,350 to Dr. Dunne and $59,063 to Ms. Matthews.

Equity Incentive Awards

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our executive officers and our shareholders.  In addition, we believe that our ability to grant options and other equity-based awards helps us to attact, retain and motivate our executive officers and encourages them to devote their best efforts to our business and financial success.

We typically grant share options at the start of employment to each executive officer and our other employees and periodically to incentivize performance.  We have historically granted stock options with an exercise price that reflects no less than the fair market value per ordinary share on the date of grant.

In 2018, we granted options to purchase an aggregate of 127,307, 79,567 and 23,870 ordinary shares to Mr. Fishman, Dr. Dunne and Ms. Matthews, respectively.  In 2017, we granted options to purchase an aggregate of 65,351, 41,587 and 11,882 ordinary shares to Mr. Fishman, Dr. Dunne and Ms. Matthews, respectively.

In January 2019, pursuant to powers delegated to it by the board of directors, our compensation committee approved the grant of stock options under the 2018 Equity Incentive Plan to the named executive officers to purchase the following number of shares : 150,000 to Mr. Fishman, 85,000 to Dr. Dunne and 30,000 to Ms. Matthews.  Subject to each named executive officer’s continued provision of services to the Company on each vesting date, 25% of the option will vest on February 15, 2020 with the remaining 75% scheduled to vest in equal monthly installments thereafter until February 15, 2023.  Each of the option awards has an exercise price of $5.80 per share, being the closing price on the Nasdaq Global Market on the date of grant.  The compensation committee also approved the grant of restricted stock units, or RSUs, under our 2018 Equity Incentive Plan to our named executive officers which are subject to certain performance based vesting conditions.

Outstanding Equity Awards at December 31, 2018

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2018. All share options were granted under our 2015 Equity Incentive Plan and 2018 Equity Incentive Plan.

	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price Per Share ($)	Option Expiration Date
Corey N. Fishman	20,422	44,929	(1)	3.30	09/11/2027
	—	127,307	(2)	13.00	5/23/2028

Michael W. Dunne, M.D.	12,995	28,592	(1)	3.30	09/11/2027
	—	79,567	(2)	13.00	5/23/2028

Judith M. Matthews	3,713	8,169	(1)	3.30	09/11/2027
	—	23,870	(2)	13.00	5/23/2028

(1)

This share option was granted on September 12, 2017.  25% of the shares vested on September 12, 2018 and the remaining 75% of the shares are scheduled to vest in equal monthly instalments thereafter until September 12, 2021.

(2)

This share option was granted on May 24, 2018.  25% of the shares are scheduled to vest on May 24, 2019 and the remaining 75% of the shares are scheduled to vest in equal monthly instalments thereafter until May 24, 2022.

Employment Agreements with Executive Officers

We have entered into offer letters with each of our named executive officers.  The offer letters generally provide for at-will employment and set forth the executive’s initial base salary, target variable compensation, eligibility for employee benefits, the terms of initial equity grants and in some cases severance benefits on a qualifying termination.  Each of our named executive officers has also executed our standard form proprietary information agreement.  Any potential payment and benefits due upon a termination of employment or change of control of us are further described below.

Corey N. Fishman serves as our President and Chief Executive Officer. On November 18, 2015, Mr. Fishman entered into an offer letter with Iterum Therapeutics US Limited, our indirect wholly owned subsidiary. The offer letter has no specific term and constitutes an at-will employment arrangement.  In 2017, Mr. Fishman’s base salary was $420,000.  On May 2, 2018, Mr. Fishman entered into an amended offer letter, which became effective upon the closing of our initial public offering pursuant to which Mr. Fishman’s base salary became $540,000, and his discretionary annual target performance bonus increased from 50% to 55% of his annual base salary. His base salary was reviewed in January 2019 and increased to $552,150, effective February 1, 2019.

Michael W. Dunne, M.D. serves as our Chief Scientific Officer. On November 18, 2015, Dr. Dunne entered into an offer letter with Iterum Therapeutics US Limited, our indirect wholly owned subsidiary. The offer letter has no specific term and constitutes an at-will employment arrangement. Dr. Dunne’s base salary pursuant to the offer letter was $350,000 and his discretionary annual target performance bonus is 40% of his annual base salary.  In 2017, Dr. Dunne’s base salary was $367,500 and in 2018 was $378,525.   Dr. Dunne’s base salary was reviewed in January 2019 and was increased to $405,000, effective February 1, 2019.

Judith M. Matthews serves as our Chief Financial Officer. On November 18, 2015, Ms. Matthews entered into an offer letter with Iterum Therapeutics US Limited, our indirect wholly owned subsidiary. The offer letter has no specific term and constitutes an at-will employment arrangement. In 2017, Ms. Matthew’s base salary was $236,250. Ms. Matthews entered into an amended offer letter, which became effective upon the closing of our initial public offering pursuant to which Ms. Matthews’ base salary became $350,000, and her discretionary annual target performance bonus increased from 25% to 35% of her annual base salary.  Ms. Matthew’s base salary was reviewed in January 2019 and increased to $357,000, effective February 1, 2019.

Potential Payments Upon Termination or Change in Control

Our agreements with each of our named executive officers provide that upon the termination of his or her employment by us other than for cause, or by the named executive officer with good reason (each as defined in the offer letters), he or she will be entitled to receive the following severance benefits:

•	cash severance equal to a fixed number of months of such executive’s base salary (twelve months in the case of Mr. Fishman and nine months in the case of Dr. Dunne and Ms. Matthews); and
•	Company-paid COBRA premiums for up to 12 months following such executive’s termination date.

If such a qualifying termination occurs within the period beginning one month prior to and ending 12 months following a change of control of us, the cash severance payment entitlement described above will increase to twelve months of such executive’s then current base salary in the case of Dr. Dunne and Ms. Matthews, and to eighteen months of his then current base salary in the case of Mr. Fishman. The executives will also be entitled to an additional cash payment equal to a percentage of such executives’ target annual bonus for the year of termination, equal to 100% in the case of Dr. Dunne and Ms. Matthews and 150% in the case of Mr. Fishman. In addition, each of Mr. Fishman, Dr. Dunne and Ms. Matthews’ currently outstanding share options will accelerate in full.

Each offer letter also contains a “better after-tax” provision, which provides that if any of the payments to such named executive officer constitutes a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code, in each case based upon the highest marginal rate for the applicable tax.

Payment of any of the severance benefits described above is also conditioned on the named executive officer’s delivery and non-revocation of a general release of claims in our favor.

In addition, pursuant to ordinary share subscription deeds dated as of October 14, 2015, pursuant to which our named executive officers received ordinary shares in the Company in connection with their employment, upon a change in control each of Mr. Fishman, Dr. Dunne and Ms. Matthews are entitled to acceleration of all of the remaining unvested ordinary shares issued thereunder, such that they are no longer subject to a right of repurchase by the Company, provided that such individual remains a service provider as of the time of consummation of the change in control.

Director Compensation – Summary Compensation Table

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2018 to each of our current and former non-employee directors. Directors who are employed by us are not compensated for their service on our board of directors.

	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Brenton K. Ahrens	$25,772	—	$80,000	—	$105,772
Mark Chin	29,411	—	80,000	—	109,411
Paul R. Edick	58,079	—	80,000	—	138,079
James I. Healy	24,863	—	80,000	—	104,863
Patrick J. Heron	23,650	—	80,000	—	103,650
Robert Hopfner, Ph.D (2)	—	—	—	—	—
Ronald M. Hunt	30,927	—	80,000	—	110,927
David G. Kelly	40,531	80,000	—	—	120,531
Shahzad Malik, M.D.	27,288	80,000	—	—	107,288

(1)	Restricted stock units
(2)	Dr. Hopfner stepped down from the board of directors in connection with the consummation of our initial public offering and prior to our non-employee compensation policy coming into effect.

Non-Employee Director Compensation Policy

Under our Non-Employee Director Compensation Policy each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards.  Each director receives an annual base cash retainer of $35,000 for such service, to be paid quarterly. The non-executive chairperson of our board of directors receives an additional annual base cash retainer of $27,500 for such service, to be paid quarterly.

The policy also provides that we compensate the members of our board of directors for service on our committees as follows:

•

The chairperson of our audit committee receives an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the audit committee receives an annual cash retainer of $7,500, paid quarterly.

•

The chairperson of our compensation committee receives an annual cash retainer of $12,000 for such service, paid quarterly, and each of the other members of the compensation committee receives an annual cash retainer of $6,000, paid quarterly.

•

The chairperson of our nominating and corporate governance committee receives an annual cash retainer of $8,000 for such service, paid quarterly, and each of the other members of the nominating and corporate governance committee receives an annual cash retainer of $4,000, paid quarterly.

The policy further provides for the grant of annual equity awards as follows:

•	Each director will receive annual equity awards with a fixed value of $80,000.
•

The equity awards will be granted as a mix of share options and restricted stock units, at such director’s discretion. Each director must determine their mix of equity awards no later than 30 days prior to the applicable grant date.

•	All equity awards will vest on the one-year anniversary of the grant date.
•

The value of a share option to be granted under this policy will be determined using the same method we use to calculate the grant-date fair value of share options in our financial statements, except that no provision will be made for estimated forfeitures related to service-based vesting. The actual number of shares to be granted under a restricted stock unit award under this policy will be determined by dividing the grant date value by a 30-day volume weighted average trading price (ending on the trading day immediately preceding the grant date).

We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board of director and committee meetings.

Risk Considerations in Our Compensation Program

Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our Company.  It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers.  We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our Company.  In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

equity compensation plans and other benefit plans

Equity Compensation Plan Information

The following table provides certain aggregage information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2018.  As of December 31, 2018, we had two equity compensation plans, the 2018 Equity Incentive Plan, or the 2018 Plan, and the 2015 Equity Incentive Plan, or the 2015 Plan, each of which were approved by our shareholders.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining for future issuance under equity compensation plan (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by shareholders	665,219	9.31	549,923
Equity compensation plans not approved by shareholders	—	—	—
Total	665,219	9.31	549,923

(1)

The amounts disclosed do not reflect an additional 574,081 ordinary shares authorized for issuance under the 2018 Plan as of January 1, 2019, as an annual increase in accordance with the terms of such plan.

2018 Equity Incentive Plan

Our board of directors adopted the 2018 Plan, in March 2018 and our shareholders approved the 2018 Plan in May 2018.

Authorized Awards. Our 2018 Plan authorizes the award of incentive stock options that may qualify for favorable tax treatment under U.S. tax laws to their recipients under Section 422 of the Code, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance-based awards, and other stock awards, which are collectively referred to as awards. We may grant awards under the 2018 Plan to our employees, including our officers, and employees of our affiliates. A separate sub-plan to the 2018 Plan has been established for the purpose of granting awards to our non-employee directors and consultants and non-employee directors and consultants of our affiliates, which we refer to as the Sub-Plan. The provisions of the 2018 Plan apply in their entirety to any awards made under the Sub-Plan save for certain amendments set out in the Sub-Plan required in the context of awards to non-employee directors and consultants and non-employee directors and consultants of our affiliates, rather than employees,  including references to eligible participants under the Sub-Plan.

Share Reserve. Initially, the aggregate number of our ordinary shares that may be issued pursuant to awards under our 2018 Plan was 1,018,459 shares, which includes any shares subject to outstanding options or other awards that were granted under our 2015 Plan and that are forfeited, terminated, expire or are otherwise not issued. Additionally, upon board or committee approval the number of ordinary shares reserved for issuance under our 2018 Plan will increase on January 1 of each calendar year for ten years, starting on January 1, 2019 and ending on and including January 1, 2028, in an amount up to 4% of the total number of our ordinary shares outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors. On December 5, 2018, pursuant to powers delegated to it by our board of directors, the compensation committee approved effective January 1, 2019 an increase in the number of ordinary shares available to be granted pursuant to the 2018 Plan by 4% of the total number of issued share capital on December 31, 2018, being 574,081 ordinary shares.  As of December 31, 2018, options to purchase 431,612 ordinary shares were outstanding under our 2018 Plan, with a weighted-average exercise price of $12.55 per share.

The maximum number of our ordinary shares that may be issued upon the exercise of ISOs under our 2018 Plan is equal to 3,055,377.

Shares subject to awards granted under our 2018 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2018 Plan. Additionally, shares become available for future grant under our 2018 Plan if they were issued under awards under our 2018 Plan if we repurchase them or they are forfeited. This includes shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award.

Plan Administration. Our 2018 Plan is administered by our compensation committee, or by our board of directors or another duly authorized committee of our board of directors, acting in place of our compensation committee. Our board of directors or our compensation committee may also delegate to one or more of our officers the authority to designate employees (other than officers) to receive specified share awards, and determine the number of shares subject to such awards.

Our compensation committee has the authority to construe and interpret our 2018 Plan, grant and amend awards, determine the terms of such awards and make all other determinations necessary or advisable for the administration of the plan, including, but not limited to, repricing options or SARs without prior shareholder approval. Awards granted under the 2018 Plan may vest over time based on the holder’s continued service with us, or following the achievement of certain pre-established performance goals.

Options. Options represent the right to purchase our ordinary shares on the date of exercise at a stated exercise price. ISOs may only be granted to employees of the Company and its subsidiaries. The exercise price of an option generally must be at least equal to the fair market value of our ordinary shares on the date of grant. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2018 Plan is ten years.

Restricted Stock Awards. Restricted stock awards represent an offer by us to issue or sell our ordinary shares subject to vesting restrictions, which may lapse based on time or achievement of performance conditions. The price (if any) of a restricted stock award will be determined by our compensation committee. Unless otherwise determined by our compensation committee at the time of grant, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited.

Restricted Stock Unit Awards (RSUs). RSUs represent the right to receive our ordinary shares at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions. If an RSU award has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder a number of whole ordinary shares, cash or a combination of our ordinary shares and cash. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU award.

Stock Appreciation Rights. SARs provide for a payment, or payments, in cash or ordinary shares, to the holder based upon the difference between the fair market value of our ordinary shares on the date of exercise and the stated exercise price. The maximum term of SARs granted under our 2018 Plan is ten years.

Other Stock Awards. Our compensation committee may grant other awards based in whole or in part by reference to our ordinary shares. Our compensation committee will determine the number of shares under such award and all other terms and conditions of such awards.

Transferability. Awards granted under our 2018 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as otherwise determined by our compensation committee or under the terms of our 2018 Plan or an applicable award agreement.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a share split or recapitalization, appropriate adjustments will be made to (i) the class and the maximum number of shares reserved for issuance under our 2018 Plan, (ii) the class and the maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and the maximum number of shares that may be issued upon the exercise of ISOs, and (iv) the class and the number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.

Corporate Transactions. Our 2018 Plan provides that in the event of certain specified significant corporate transactions, each outstanding award will be treated as determined by our board of directors unless otherwise provided in an award agreement or other written agreement between us and the award holder. The board of directors may take one of the following actions with respect to such awards:

•	arrange for the assumption, continuation or substitution of an award by a successor corporation;
•	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;
•	accelerate the vesting, in whole or in part, of the award and provide for its termination prior to the transaction;
•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•

cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the closing of the transaction, in exchange for a cash payment or no payment, as determined by our board of directors; and

•

cancel or arrange for the cancellation of the award to the extent not vested but not exercised prior to the closing of the transaction, in exchange for a payment, in the form determined by our board of directors, equal to the excess, if any, of (A) the per share amount payable to holders of our ordinary shares in the transaction over (B) any exercise price payable by the participant in connection with the award, multiplied by the number of shares subject to the award.

A corporate transaction generally will be deemed to occur in the event of: (i) a sale of all or substantially all of our assets, (ii) the sale or disposition of more than 50% of our outstanding securities, (iii) the consummation of a merger or consolidation where we do not survive the transaction and (iv) the consummation of a merger or consolidation where we do survive the transaction but our ordinary shares outstanding prior to such transaction are converted or exchanged into other property by virtue of the transaction. In addition, any one or more of the above events may be effected pursuant to (x) a takeover under Irish takeover rules; (y) a compromise or arrangement under Chapter 1 of Part 9 of the Irish Companies Act 2014 or (z) Chapter 2 of Part 9 of the Irish Companies Act 2014.

The board of directors is not obligated to treat all awards or portions of stock awards, even those that are of the same type, in the same manner.

Amendment and Termination. Our board of directors or another duly authorized committee has the authority to amend, suspend, or terminate our 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our shareholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted our 2018 Plan, and no awards may be granted under our 2018 Plan while it is suspended or after it is terminated.

2015 Equity Incentive Plan

Our board of directors adopted and our shareholders approved the 2015 Plan in November 2015. The 2015 Plan was amended most recently in May 2017. The 2015 Plan provides for the grant of ISOs, NSOs, restricted stock awards, RSUs, SARs, and other stock awards to our employees, directors and consultants.

Since the 2018 Plan became effective, we no longer grant awards under the 2015 Plan. However, any outstanding awards granted under the 2015 Plan remain outstanding, subject to the terms of the 2015 Plan and stock option agreements, until such outstanding options are exercised or until they terminate or expire by their terms.

Authorized Shares. As of December 31, 2018, we have reserved 233,607 ordinary shares for issuance under our 2015 Plan. As of December 31, 2018, options to purchase 233,607 ordinary shares were outstanding under our 2015 Plan, with a weighted-average exercise price of $3.32 per share. The maximum number of ordinary shares that may be issued on the exercise of ISO under our 2015 Plan is the share reserve.

Plan Administration. Our 2015 Plan may be administered by our board of directors or another duly authorized committee. Our 2015 Plan is currently administered by our compensation committee. Our board of directors or another duly authorized committee has the authority to construe and interpret our 2015 Plan, amend the plan and outstanding awards and make all other determinations necessary or advisable for the administration of the plan, including, but not limited to, repricing options or SARs without prior shareholder approval.

Corporate Transactions. Our 2015 Plan provides that in the event of a corporate transaction, each outstanding award will be treated as determined by our board of directors unless otherwise provided in an award agreement or other written agreement between us and the award holder. The board of directors may generally take the same actions as summarized above in connection with awards under the 2018 Plan, and the definition of a corporate transaction under the 2015 Plan is substantially the same as such defined term in the 2018 Plan.

Transferability. Awards granted under our 2015 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as otherwise determined by our compensation committee or under the terms of our 2015 Plan or an applicable award agreement.

Plan Amendment or Termination. Our board of directors or another duly authorized committee has the authority to amend, suspend, or terminate our 2015 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our shareholders.

Health and Welfare Benefits

All of our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, and vision insurance plans, in each case on the same basis as all of our other full-time employees.

401(k) Plan

We maintain a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. The Company is required to contribute a deferral rate of up to 3% to the 401(k) plan on behalf of certain employees. We have not historically made discretionary contributions to the 401(k) plan for the benefit of employees. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Limitation on Liability and Indemnification of Directors and Officers

Our articles of association, and indemnification agreements with our board of directors and executive officers provide for indemnification for our directors and officers.

Rule 10b5-1 Sales Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell ordinary shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer generally may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may generally buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

report of THE audit committee

In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2018, the audit committee took the following actions:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management and KPMG, our independent registered public accounting firm;
•	discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) in accordance with Auditing Standard No. 1301, Communications with Audit Committees;
•

received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee and has discussed with KPMG their independence; and

•	considered the status of other areas of oversight relating to the financial reporting and audit process that the audit committee determined appropriate.

Based on the foregoing, the audit committee recommended to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Audit Committee

David G. Kelly (Chairman)

Brenton K. Ahrens

Mark Chin

section 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and holders of more than ten percent of our ordinary shares, to file with the SEC initial reports of ownership of our ordinary shares and other equity securities and reports of changes in ownership of our ordinary shares and other equity securities. Such executive officers, directors and holders of more than ten percent of our ordinary shares are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations regarding the filing of required reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than ten percent of our ordinary shares, with respect to fiscal year ended December 31, 2018 were met.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2017, to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We refer to such transactions as “related party transactions” and such persons as “related parties.” With the approval of our board of directors, we have engaged in the related party transactions described below. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Equity Financings

In May 2017, we issued an aggregate of 2,654,206 of our Series B-1 preferred shares (which converted to ordinary shares upon completion of our initial public offering) at a price of $17.28 per share for an aggregate purchase price of $45.9 million.  In February 2018, we issued an aggregate of 1,709,650 of our Series B-2 preferred shares (which converted to ordinary shares upon completion of our initial public offering) at a purchase price of $18.85 per share for an aggregate purchase price of $32.2 million. The following table summarizes purchases of certain of these Series B-1 preferred shares and Series B-2 preferred shares by holders of more than 5% of our capital shares and their affiliated entities, our directors and our executive officers at the time of the transaction.

Name	Series B-1 Shares Purchased	Series B-2 Shares Purchased	Aggregate Purchase Price ($)
Frazier Healthcare VII, L.P. (1)	189,141	157,701	$6,241,539
Frazier Healthcare VII-A, L.P. (1)	53,899	44,940	1,778,660
New Leaf Ventures III, L.P. (2)	178,230	148,603	5,881,480
Canaan X, L.P. (3)	275,446	229,660	9,089,561
Sofinnova Venture Partners IX, L.P. (4)	275,446	229,660	9,089,561
Arix Bioscience Holdings Ltd. (5)	445,576	248,721	12,388,888
Pivotal bioVenture Partners Fund I, L.P. (6)	405,069	226,109	11,262,625
Advent Life Sciences LLP (7)	13,921	7,771	387,084
Advent Life Sciences Fund II LP (7)	391,147	218,338	10,875,540
Corey N. Fishman	4,050	1,591	99,982
Michael W. Dunne, M.D.	4,050	2,917	124,979
Judith M. Matthews	3,038	2,466	98,989
Paul R. Edick	4,050	1,591	99,982
(1)	Mr. Heron, a member of our board of directors, is a general partner of Frazier Healthcare Partners
(2)	Mr. Hunt, a member of our board of directors, is a managing partner of New Leaf Venture Partners
(3)	Mr. Ahrens, a member of our board of directors, is a general partner of Canaan.
(4)	Dr. Healy, a member of our board of directors, is a general partner of Sofinnova Ventures
(5)	Mr. Chin, a member of our board of directors, is an investment director of Arix Bioscience
(6)	Dr. Hopfner, a former member of our board, is a managing partner of Pivotal bioVenture Partners
(7)	Dr. Malik, a member of our board of directors, is a general partner of Advent Life Sciences

Participation in our Initial Public Offering

In May 2018, in our initial public offering, we issued an aggregate of 6,350,000 ordinary shares at a purchase price of $13.00 per share, which included 200,000 ordinary shares issued upon the exercise by the underwriters of their option to purchase additional shares.   Certain of our existing shareholders and their affiliated entities, including affiliates of our directors, purchased an aggregate of approximately $42.9 million of our ordinary shares in our initial public offering at the initial public offering price.  The table below sets forth the aggregate number of ordinary shares issued to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, at the time of the transaction:

Name	Shares	Aggregate Purchase Price ($)
Frazier Healthcare VII, L.P. (1)	354,949	$4,614,337
Frazier Healthcare VII-A, L.P. (1)	101,150	1,314,950
New Leaf Ventures III, L.P. (2)	278,062	3,614,806
New Leaf Biopharma Opportunities II, L.P. (2)	384,615	4,999,995
Canaan X, L.P. (3)	506,656	6,586,528
Sofinnova Venture Partners IX, L.P. (4)	500,000	6,500,000
Arix Bioscience Holdings Ltd. (5)	337,606	4,388,878
Pivotal bioVenture Partners Fund I, L.P. (6)	313,908	4,080,804
Advent Life Sciences LLP (7)	8,144	105,872
Advent Life Sciences Fund II LP (7)	228,840	2,974,920
Corey N. Fishman	3,000	39,000
Michael W. Dunne, M.D.	2,000	26,000
Judith M. Matthews	4,000	52,000

(1)	Mr. Heron, a member of our board of directors, is a general partner of Frazier Healthcare Partners
(2)	Mr. Hunt, a member of our board of directors, is a managing partner of New Leaf Venture Partners
(3)	Mr. Ahrens, a member of our board of directors, is a general partner of Canaan.
(4)	Dr. Healy, a member of our board of directors, is a general partner of Sofinnova Ventures
(5)	Mr. Chin, a member of our board of directors, is an investment director of Arix Bioscience
(6)	Dr. Hopfner, a former member of our board, is a managing partner of Pivotal bioVenture Partners
(7)	Dr. Malik, a member of our board of directors, is a general partner of Advent Life Sciences

Investor Rights Agreement

In May 2017, we entered into an amended and restated investor rights agreement with holders of our preferred shares and ordinary shares, including certain holders of more than 5% of our share capital, our executive officers, certain of our directors, and entities affiliated with certain of our directors. Since the closing of our initial public offering, those holders are entitled to certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The agreement also gave the shareholders that are parties thereto the right to participate in new issuances of equity securities by us, subject to certain exceptions. This right to participate in new issuances of equity securities terminated by its terms upon the completion of our initial public offering in May 2018.

Amended Offer Letters

In May 2018 we entered into amended offer letters with certain of our executive officers. For more information regarding these amended offer letters, see the section titled “Executive Officer and Director Compensation— Employment Agreements with Executive Officers”.

Equity Grants

We have granted share awards to certain non-employee members of our board of directors. For details and a description of these share awards, see the section titled “Executive Officer and Director Compensation—Summary Compensation”.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers.  In addition, our subsidiary, Iterum Therapeutics US Limited, has entered into an indemnification agreement with each of our directors and executive officers. These agreements, among other things, require us to indemnify an indemnitee to the fullest extent permitted by applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the indemnitee in any action or proceeding, including any action or proceeding by us or in our right, arising out of the person’s services as a director or executive officer.   We also maintain a directors and officers liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Party Transaction Policy

We have adopted a formal written policy that our executive officers, directors, key employees, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent body of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal shareholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, is required to first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Some of the transactions described in this section were entered into prior to the adoption of this policy. Although we did not have a written policy for the review and approval of transactions with related persons prior to May 2018, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the relevant transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our board of directors. Our board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our shareholders.

MATTERS TO COME BEFORE THE ANNUAL GENERAL MEETING

PROPOSAL 1: ELECTION OF CLASS I DIRECTORS

Based upon the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors has nominated David G. Kelly and Mark Chin for re-election at the AGM as Class I directors for a term of three years to serve until the 2022 annual general meeting of shareholders, subject to each such nominee’s prior death, resignation, retirement, disqualification or removal.

Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the election of each of the nominees identified above. Each of the nominees has indicated his willingness to serve on our board of directors, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. We do not contemplate that any of the nominees will be unable to serve if elected. Although there will be one vacancy on our board of directors following the AGM as Paul R. Edick’s term will expire at the AGM, proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast at the AGM.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DAVID G. KELLY AND MARK CHIN AS CLASS I DIRECTORS.

PROPOSAL 2: TO RATIFY, IN A NON-BINDING VOTE, THE APPOINTMENT OF KPMG TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 AND TO AUTHORIZE THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REMUNERATION.

The audit committee has appointed KPMG as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2019.  KPMG has severed as our independent registered public accounting firm for the fiscal year ended December 31, 2018. Representatives of KPMG are expected to be present in person or telephonically at the AGM and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from shareholders.

In deciding to appoint KPMG, the audit committee reviewed auditor independence issues and existing commercial relationships with KPMG and concluded that KPMG has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2019.

The following table presents fees for professional audit services and other services rendered by KPMG to the Company for the fiscal years ending December 31, 2018 and December 31, 2017.

	2018 ($)	2017 ($)
Audit fees (1)	$380,070	$108,182
Audit related fees (2)	—	23,641
Tax fees (3)	80,235	44,201
All other fees	—	—
	$460,305	$176,024

(1)

“Audit Fees” consist of fees billed for professional services performed by KPMG for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement on Form S-1 filed in connection with our initial public offering and a registration statement on Form S-8. Included in the 2018 audit fees is $208,427 of fees billed in connection with our initial public offering in May 2018.

(2)

“Audit related fees” consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

(3)	“Tax fees” consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm.

All of these services were pre-approved by the audit committee in accordance with the “Policy on Audit Committee Pre-Approval of Services” described below.   No work carried out in connection with the audit of our financial statements was performed by persons other than KPMG’s full time, permanent employees.

Policy on Audit Committee Pre-Approval of Services

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee reviews and pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

Our board of directors is seeking shareholder ratification of the appointment by the audit committee of KPMG to serve as our independent registered public accounting firm and the authorization of the board of directors, acting through the audit committee, to set the auditor's remuneration. If this proposal is not approved at the AGM, our audit committee may reconsider this selection.

The affirmative vote of a majority of the votes cast at the AGM is required for this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019 AND THE AUTHORIZATION OF THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE AUDITOR'S REMUNERATION.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.iterumtx.com. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.  Information contained on, or that can be accessed through, our website is not incorporated by reference into this document, and you should not consider information on our website to be part of this document.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

Solicitation of Proxies

This proxy is solicited on behalf of our board of directors.    We will bear the expenses connected with this proxy solicitation. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mail, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Householding of Annual and Extraordinary Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement, annual report, Irish Statutory Financial Statements or Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of any such document to any shareholder upon request submitted in writing to us at Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland, Attention: Investor Relations, or by calling +1 +353 1 9038354. Any shareholder who wants to receive separate copies of the proxy statement, annual report, Irish Statutory Financial Statements or Notice of Internet Availability of Proxy Materials in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and phone number.

Shareholder Proposals for 2020 Annual General Meeting of Shareholders

Proposals of shareholders intended to be presented at our 2020 annual general meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our offices at c/o Secretary, Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland, no later than December 27, 2019, in order to be included in the proxy statement and proxy card relating to that meeting.

In addition, shareholders who intend to present matters for action at our 2020 annual general meeting or nominate directors for election to our board of directors (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our memorandum and articles of association. For such matters under our memorandum and articles of association, proper written notice must be received by the Secretary at our registered office at the address noted above, no earlier than December 27, 2019 and no later than January 26, 2020; except if the date of the 2020 annual general meeting is changed by more than thirty (30) days from the first anniversary date of the 2019 Annual General Meeting, the shareholder's notice must be so received not earlier than one hundred and twenty (120) days prior to such annual general meeting and not later than the close of business on the later of (i) the 90th day prior to such annual general meeting or (ii) the 10th day following the day on which a public announcement of the date of the annual general meeting is first made.

Important Notice of the Internet Availability of Proxy Materials for the 2019 Annual General Meeting:

The Notice and Proxy Statement, Irish Statutory Financial Statements and 2018 annual report to shareholders are available at www.envisionreports.com/ITRM.

ITERUM therapeutics VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 6:00 am, Irish time (1:00 am, Eastern Time), on June 13, 2019.

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2019 Annual General Meeting of Shareholders Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

	For	Against	Abstain		For	Against	Abstain
01 - David G. Kelly	☐	☐	☐	02 - Mark Chin	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. This proxy is only valid when signed and dated.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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2019 Annual General Meeting Admission Ticket

2019 Annual General Meeting of Shareholders of Iterum Therapeutics plc

June 13, 2019 3:00 pm Irish time
25-28 North Wall Quay, Dublin 1, Ireland

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is available at: www.envisionreports.com/ITRM

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Iterum Therapeutics plc

Notice of 2019 Annual General Meeting of Shareholders
June 13, 2019, 3:00 pm Irish time
25 - 28 North Wall Quay, Dublin 1, Ireland

Proxy Solicited by Board of Directors for Annual General Meeting

The undersigned shareholder(s), revoking all prior proxies, hereby appoint(s) Corey N. Fishman, Judith M. Matthews and David G. Kelly, or any of them, as proxies each with the power of substitution, and hereby authorize(s) them to represent and vote all of the ordinary shares of Iterum Therapeutics plc that the undersigned is/are entitled to vote, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Iterum Therapeutics plc to be held on June 13, 2019 or at any postponement or adjournment thereof. You may vote at the Annual General Meeting if you were a shareholder of record at the close of business on April 15, 2019.

A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her at the Annual General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than Corey N. Fishman, Judith M. Matthews or David G. Kelly, please contact our Company Secretary. Any such nominated proxy must attend the Annual General Meeting in person in order for your votes to be cast.

Shares represented by this proxy will be voted by the Proxies in the manner directed. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominees listed on the reverse side to the Board of Directors and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.